Exhibit 10.22
Barros e Spitaletti Empreendimentos Ltda., with head office on Avenida Dr. Yojiro Takaoka, 1384, — 8th floor – suite 806 – Support Center I – Alphaville, Santana do Parnaíba, with Federal Tax ID (CNPJ/MF) under No. 05,897,569/0001-15, herein represented by its members Norberto Spitaletti, Brazilian, married, businessman, bearer of ID Card (RG) No. 3,271,937 and Tax ID (CPF/MF) No. 038,521,218-68, and Basílio Fernandes de Barros, Brazilian, married, businessman, bearer of ID Card (RG) No. 5,913,210 and Tax ID (CPF/MF) No. 006,400,418-09, both with office at the address above.
B) Lessee
MercadoLivre.com Atividades de Internet Ltda., with head offices in the Capital City of the State of São Paulo, Rua Arandu 281, 9th floor, Brooklin Novo District, Tax ID (CNPJ/MF) 03,361,252/0001-34, herein represented by its delegate manager Stelleo Passos Tolda, Brazilian, married, business administrator, holder of ID Card (RG) 07,575,578-5, Tax ID (CPF/MF) 028,676,707-48.
C) Lease Guaranty
This lease shall be guaranteed through a deposit to be given by the LESSEE in the sum equal to three (3) rentals in accordance with the amounts upon the execution hereof. Such deposit shall be used to pay for the last three rentals of the lease term. Under no circumstance whatsoever can they inure to the LESSOR in the capacity of contractual fine.
D) Property

Address	Avenida Dr. Yojiro Takaoka 4350; Upper Floor
Eletropaulo ID	Store 5
Total area	772 sq. m
Leased area	400 sq. m
Purpose	commercial office
Nature	nonresidential
E) Term
05 years or sixty (60) months.
Beginning on November 01, 2004, and ending on October 31, 2009.
F) Rental
The monthly rental is eight thousand reais (R $8,000.00)
The rental in the amount of R $8,000.00 shall be paid at the Lesser’s office up to the fifth (5th) day of the month subsequent to the month due. The first rental shall become due on January 5, 2005. The payment, when not yet overdue, can be made through deposit, transfer or TED, in checking account No. 6280-4, branch 2774-0 – Nova Alphaville – Banco Bradesco S/A or, further, through payment coupon.

This PROPERTY LEASE AGREEMENT is agreed hereby and in due legal form, as governed by Federal Law 8,245/91 and the clauses and conditions below. The parties shall be generically and solely called LESSOR and LESSE.
1
The purpose hereof is the lease of the property referred to in section “D” of the recitals. The contracting parties are the Lessor and the Lessee initially identified in sections “A” and “B”, with the deposit guaranty described in section “C”, and under the terms set forth in section “E”, “F”, and “G”.

2	The property is intended for the purpose referred to in section “D” of the recitals. The Lessee cannot change it without the Lessor’s express consent.
2.1	The Lessee undertakes to deliver the negative certificates in its name. In case of positive certificate, the summary report is required to be attached:

•	Copy of ID Card, Tax ID, and address evidence

•	Articles of association, Tax ID, or bylaws / minutes of the election

•	Protest certificate in São Paulo

•	Certificate of civil, tax, bankruptcy, composition with creditors and probate & family courts of São Paulo

•	Debt clearance concerning the Federal Judiciary

•	Debt clearance concerning the Attorneyship of the Federal Judiciary

•	Labor debt clearance in São Paulo
3	The Lessee is forbidden to assign, transfer or sublease the property in whole or in part, whether free of charge or not, without the Lessor’s prior consent in writing.
4 – The Lessee undertakes to abide by and comply with the Condominium Agreement and the Internal Regulations to which the property may be subject. The Lessee declares to know and to accept these documents, if applicable.
5 – Besides the monthly rental set forth in section “F” of the recitals, the Lessee shall be in charge of IPTU and other taxes charged on the property, as well as the consumption of water and electricity, and the relevant fees, insurance premiums, condominium or maintenance / cleaning expenses, if applicable, and everything which is or comes to be charged on such property. Such charges should be paid on their due dates, plus every addition arising from delays or any retention of charge notices.
Paragraph One:
The Lessor is entitled to charge the IPTU and the SACA fee either together with the rental or send the payment slips for the Lessor to perform such payments. The nonpayment of such duties shall mean a contractual infringement.
Paragraph Two:
The Lessee undertakes to promptly transfer to its name, through the applicable body, the liability for the consumption of electricity in such property.

Paragraph Three:
In case there is no legal impediment and while the Lessee remains in the property, whether the contractual term is effective or expired, the rental shall be subject to adjustments every twelve (12) months. It is hereby agreed that such adjustments shall be calculated through the IGPM-FGV, or in case of its absence, a specific index created by a later law applicable to leases.
Paragraph Four:
In case supervening laws allow for rental adjustments within terms shorter than twelve (12) months, the lessee hereby expressly agrees it is applied hereto, in the minimum deadlines legally set forth.
Paragraph Five:
The nonpayment of rentals and charges on the due dates per se shall make the Lessee in default, regardless of any communication, inquiry or notice.
4
The Lessee state it is aware that the delivery of later receipts neither means nor is a release from other obligations set forth herein which have not been charged on their due dates. It states further that if the Lessor accepts any delay in the payment of the rental and/or charges, or the compliance with any contractual obligation, such waive cannot be deemed as novation or amendment to the contractual obligations; this shall mean an act of mere gratuity on the Lessor’s part.

5
Within fifteen (15) days as of the beginning hereof, the Lessee is entitled to advise the Lessor in writing on defects existing in such property. In case it does not do so, it shall be assumed that it received such property under perfect conditions.

6
The Lessee shall be liable for any and all damages which might occur in the property; if such damages result from events to which it has not contributed, it shall give a due notice in writing to the Lessor within fifteen (15) days after such event, on penalty of being made liable for any repairs required.

Sole Paragraph:
Any defect found in electric, hydraulic installations or any other, included any of their components, should be repaired on the Lessee’s account (material and labor), since such property shall be under the Lessee’s possession.
7
The Lessee undertakes to comply, on its sole account, with any and all requirements from Public Authorities and/or Public Service Concessionaires, either due to the property use or as a result of any construction or improvements. The Lessee takes full responsibility for infringements due to noncompliance with decisions made by the applicable authorities or the laws in force.

8
Except for works and repairs necessary to the property safety, the Lessee shall be in charge of the others. It should keep the property and its fittings in perfect state of operation, preservation and cleaning, especially glasses, painting, electric and hydraulic facilities, as well as order, politeness and discipline.

9
Any and all improvements which the Lessee wishes to make in the property should be previously submitted to the Lessor and receive its express consent. In case the performance of such improvement depends on approval from Public Authorities and/or Public Service Concessionaires, the Lessee undertakes to request it, bearing all the costs with projects, emoluments and taxes for its authorization, as well as the expenses to perform it. The Lessor shall not be liable for any expense as for this.

Sole Paragraph:
Except for improvements of a movable nature, the ones performed by the Lessee are hereby made an integral part of such property. The Lessee shall not be entitled to any compensation or payment from them, not shall it be entitled to withholdings in such capacity. It should return them if the Lessor so demands it.
10	The Lessor is hereby authorized to inspect such property and its fittings upon prior notice, through duly accredited representatives.
11
The Lessee is hereby ensured the preemptive right to purchase such property. In case it is not interested, such property may be visited by interested third parties, provided this is agreed on a prior basis.

14
In case of total or partial expropriation of the property, the Lessor will be released from all and any liabilities resulting hereof, and the Lessee can opt to act exclusively against the expropriator.

15	This Agreement can be terminated at any time by the Lessee, with no burden or charges, by means of prior written notice at least sixty (60) days in advance.
16
Once the contractual term is terminated, as set forth in section “E” of the recitals, the Lessee shall vacate the property and deliver it completely free and clear of any things and individuals, as-is at the time of receiving it, regardless of any judicial or extrajudicial order, under penalty of, in case of noncompliance, incurring the penalty set forth in the first paragraph of this clause; the Lessee will also be entitled to take the actions deemed necessary with a view to vacate the property. In case the parties are interested in maintaining the lease, this shall be notified in writing, in order to proceed with the contractual renewal.

First Paragraph – Once the lease is expired or terminated, the Lessee shall submit, duly paid, the last three bills of water and light consumption, securing with the Lessor or its attorney the sufficient amount to pay the expenses in connection with the period under the Lessee’s responsibility. Upon delivery of the keys, the gauges will be read to assess such consumptions.

Second Paragraph – Upon delivery of the keys, the property shall be returned in full conditions of use, duly painted and with any damages duly repaired, according to the inspection to be carried out by the Lessor or its attorney, if applicable, and removing any publicity signs attached to the property face; it is hereby agreed that, in case of noncompliance, the Lessor will be entitled to take the actions to repair any damages or make any renovations deemed necessary, charging from the Lessee the pertinent amounts, which will be considered as lease charges.
17
It is hereby agreed a penalty equal to three rentals in force at the time of the violation, which shall be borne by the party who violates any of the clauses hereof, with the nondefaulting party being entitled to consider this agreement as terminated.

18
Every amount due by virtue hereof shall be charged by means of a proper action at law according to Law 8245/91 in its clauses, paragraphs and items in connection with this agreement, at the court where the property is located, which the parties hereby elect, waiving expressly any other no matter how privileged; in addition to the principal amount and charges, the fine set forth in clause 17 and all judicial and extrajudicial costs shall incur on the due amount, in addition to the attorneys’ fees.

Sole Paragraph – In case of any delay in paying the rentals or charges, the Lessee shall bear the adjustment for inflation of the debt, late payment interest of one percent (1%) per month, and a ten percent (10%) fine. In case of a lawsuit, the attorneys’ fees shall be twenty percent (20%), without prejudice to the payment of the court costs, to be borne by the Lessee.
19     For the purposes of performing the judicial acts:
a)	The Lessee hereby declares that it is aware of, and authorizes any summons, legal notices or notifications to be carried out according to the provisions of Law 8245/91;
b)
The Lessee grants to his/her respective sponsor an express power of attorney through this agreement so that, on the Lessee’s behalf, the grantee is entitled to receive any summons, legal notices or notifications in connection with this agreement.

20
Since the Lessor is a legal entity, it undertakes to advise the Lessee on all and any changes in corporate composition and distribution of direction and management authority. In case it does not do so within fifteen (15) days from the performance of such acts, this shall mean a contractual infringement.

21
For the mediation hereof Sigma Empreendimentos & Administração de Bens S/C Ltda. will be entitled to an amount equal to the first monthly rental. The payment shall be made against issue of the Official Commerce Invoice (“nota fiscal”).

In witness whereof, the parties hereto execute this agreement in three counterparts of equal content in the presence of two witnesses who also sign it.
Santana do Parnaíba, November 1st, 2004.
(sgd.) (illegible)
Lessor
(sgd.) (illegible)
Lessee
MercadoLivre.com Ativ. de Internet Ltda.
Stelleo Passos Tolda
Delegate Manager
Witnesses:
(sgd.) (illegible)
MercadoLivre.com Ativ. De Internet Ltda.
Marco Aurélio Brasil Lima
Attorney-at-law, OAB/SP 143811
(sgd.) (illegible)
Tânia Cristina de Barros
ID Card (RG) 27,015,155-2